Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Liolios Group, Inc.
Ronald Both, 949-574-3860
ron@liolios.com

SANZ Reports Third Quarter 2006 Financial Results

Englewood, Colorado, November 28, 2006 - SAN Holdings, Inc. (OTCBB: SANZ), a nationwide provider of data storage management and system integration services, reported financial results for the third quarter ending September 30, 2006.

Revenue totaled $14.8 million for the period, with gross profit totaling $3.6 million. Net loss for the quarter was $3.5 million, or a net loss per share of $0.03. The net loss included a $3.4 million or $0.03 per share charge (of which $2.3 million was non-cash) for a settlement for liquidated damages related to obligations under a registration rights agreement, executed in conjunction with the company’s private placement transaction completed during the first half of 2006.

John Jenkins, president and CEO of SAN Holdings, stated, “Our storage solutions segment’s operating profit was up from the prior quarter, with good balance across both our Federal and commercial sectors. Our total professional services business also set new revenue records. Based on strong customer order intake in the last two weeks of September, we entered the final quarter of 2006 with a good order backlog.”

Jenkins added, “As we announced previously, during the third quarter we received a record $2.3 million in new orders for our EarthWhere™ geospatial data management software and related products and services. Our recorded revenue for this quarter of $1.5 million was also a record. These are the direct result of our increased emphasis on solutions for the Department of Defense (DoD) and Intelligence (Intel) Communities. New clients in that sector included U.S. Special Operations Command, U.S. Northern Command, and the Marine Corps Intelligence Activity. We have high expectations for growth from these markets and have established a very good early client footprint.”

About SANZ
SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ’ software product, EarthWhere, is a spatial data provisioning application that catalogs, manages, and provisions customized geospatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. For more information, visit www.sanz.com.

FORWARD LOOKING STATEMENTS
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

SAN Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$-	$6
Accounts receivable, net	11,608	11,832
Other current assets	2,715	2,912
Total current assets	14,323	14,750

Property & equipment, net	502	673
Capitalized software, net	1,261	872
Goodwill	22,808	22,808
Intangible assets, net	1,532	1,736
Other assets	221	378
Total assets	$40,647	$41,217

Liabilities and Stockholders' Equity

Bank debt	$5,510	$20,401
Other current liabilities	14,986	13,975
Total current liabilities	20,496	34,376

Long-term debt	5,561	-
Accrued liquidated damages	3,431	-

Total Stockholders' Equity	11,159	6,841
Total Liabilities & Stockholders' Equity	$40,647	$41,217

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)

	For the three months ended September 30,
	2006	2005

Revenue	$14,780	$18,039
Cost of sales	11,173	13,496
Gross profit	3,607	4,543

Gross margin percentage	24.4%	25.2%

Selling, engineering, general and administrative expenses	4,062	4,321
Depreciation and amortization	151	281

Loss from operations	(606)	(59)

Interest expense	(331)	(412)
Benefit for change in fair value of derivative financial instruments -- Warrants	943	-
Accrued Liquidated damages for registration rights agreement	(3,431)	-
Other income (expense)	(120)	(35)

Net loss	$(3,545)	$(506)

Basic and diluted net loss per share	$(0.03)	$(0.00)

Weighted average common shares -- basic and diluted	116,352,995	109,338,532